Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To Technip Energies N.V. (the “Issuer”) 6-8 Allée de l’Arche Faubourg de l’Arche 92400 Courbevoie France	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 16 February 2021		Gaby Smeenk E gaby.smeenk@debrauw.com T +31 20 577 1446 F +31 20 577 1775

Our ref.	M36497808/1/20705883/thlh

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission
of ordinary shares in the capital of the Issuer

1	INTRODUCTION

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	DUTCH LAW

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	SCOPE OF INQUIRY

I have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of:

(i)	the Registration Statement; and

(ii)	the Incentive Award Plan.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.
Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(b)	A copy of:

(i)
the Issuer’s deed of incorporation, the Deed of Conversion and Amendment, the Deed of Amendment and the Issuer’s articles of association, as provided to me by the Chamber of Commerce (Kamer van Koophandel); and

(ii)	the Trade Register Extract.

In this connection, reference is made to Annex 2 (Corporate changes).

(c)	A copy of each Corporate Resolution.

In addition, I have also examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	ASSUMPTIONS

I have made the following assumptions:

(a)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)	Each Corporate Resolution and each other resolution referred to in this opinion:

(i)	has been duly adopted (including, in the case of a shareholders’ resolution, by all persons entitled to vote on that resolution) and remains in force without modification; and

(ii)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(c)

(i)	At the time of each grant of a Stock Option or Stock Award and each issue of a Registration Share:

(A)
the Incentive Award Plan remained and remains in full force and effect without modification (other than any change of the maximum aggregate number of Ordinary Shares that may be issued under the Incentive Award Plan);

(B)
the aggregate number of (A) Ordinary Shares that have been issued or delivered, and (B) Ordinary Shares that will be issued or delivered, each time under the Incentive Award Plan, has not or will not exceed the maximum number permitted under the Incentive Award Plan; and

(C)	the number of Ordinary Shares available for issue under the Issue Authorisation will be sufficient to allow for the grant or issue.

(ii)

(A)	Each Stock Option and each Stock Award will be validly granted, accepted and (in case of a Stock Option) exercised in accordance with the Incentive Award Plan;

(B)	Each Stock Option is and will be valid, binding and enforceable against each party; and

(C)	The grant of each Stock Option and each Stock Award will have been validly authorised.

(iii)

(D)	The issue by the Issuer of each Registration Share (or of any rights to acquire Registration Shares) will have been validly authorised; and

(E)	any pre-emption rights in respect of each issue of Registration Shares (or of any rights to acquire Registration Shares) will have been observed or validly excluded;

all in accordance with the Issuer’s articles of association at the time of authorisation or of observance or exclusion.

(iv)	The Issuer’s authorised share capital at the time of each grant of a Stock Option or a Stock Award and each issue of a Registration Share will be sufficient to allow for the grant or issue.

(v)	Each Registration Share will have been:

(A)	issued in accordance with the Incentive Award Plan and in the form and manner prescribed by the Issuer’s articles of association at the time of issue; and

(B)	otherwise offered, issued and accepted by their subscribers in accordance with the Incentive Award Plan and all applicable laws (including, for the avoidance of doubt, Dutch law).

(vi)

(A)
Each Registration Share will have been paid in cash or, if the Issuer’s board so approves in accordance with the Issuer’s articles of association at the time of issue, at the expense of the reserves of the Issuer; and

(B)	The nominal amount of each Registration Share and any agreed share premium will have been validly paid.

5	OPINION

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling), in connection with issue of the Registration Shares) I am of the following opinion:

(a)	When issued, the Registration Shares will have been validly issued and will be fully paid and nonassessable[1].

6	QUALIFICATIONS

(a)
This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) other rules regulating conflicts between rights of creditors, or (d) intervention and other measures in relation to financial enterprises or their affiliated entities.

1 In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

(b)
An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

7	RELIANCE

(a)
This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

(b)
Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 7(b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion in the Exhibit Index in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,
De Brauw Blackstone Westbroek N.V.

/s/ Gaby Smeenk
Gaby Smeenk

Annex 1 – Definitions

In this opinion:

“Board Resolution” means a written resolution of the Issuer’s board dated 15 February 2021 to adopt the Incentive Award Plan effective as of the execution of the Deed of Amendment.

“Corporate Resolution” means each Board Resolution and each Shareholder Resolution.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Amendment” means the deed of amendment of the Issuer’s articles of association dated 16 February 2021.

“Deed of Conversion and Amendment” means the notarial deed of conversion and amendment of the articles of association (akte van omzetting en statutenwijziging Technip Energies B.V. (na omzetting genaamd: Technip Energies N.V.)) dated 31 January 2021 whereby the Issuer was converted from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) into a public limited liability company (naamloze vennootschap).

“Dutch law” means the law directly applicable in the Netherlands.

“Incentive Award Plan” means the Incentive Award Plan adopted by the Issuer on 15 February 2021, effective as of the execution of the Deed of Amendment.

“Issue Authorisation” is defined in the definition of “Shareholder Resolution”.

“Issuer” means Technip Energies N.V., with seat in Amsterdam, the Netherlands, Trade Register number 76122654.

“Ordinary Share” means an ordinary share (gewone aandeel), nominal value of EUR 0.01, in the capital of the Issuer.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means up to 5,000,000 Ordinary Shares to be issued by the Issuer pursuant to the Incentive Award Plan, upon exercise of Stock Options or in the form of Stock Awards.

“Registration Statement” means the registration statement on form S-8 dated 16 February 2021 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Resolution” means a written resolution of the Issuer’s general meeting dated 15 February 2021 to:

(a)	approve the Incentive Award Plan; and

(b)	authorise the Issuer’s board for a period of five years to:

(i)
issue up to and/or grant rights to Ordinary Shares up to the number of Ordinary Shares included in the Company’s authorised share capital from time to time, for a period of five years as of the execution of the Deed of Amendment; and

(ii)	restrict and/or exclude pre-emptive rights in respect of issuances of Ordinary Shares or grant of rights to subscribe for Ordinary Shares,

(the “Issue Authorisation”).

“Stock Award” means any issue of Registration Shares pursuant to the Incentive Award Plan other than as a result of the exercise of any Stock Option.

“Stock Option” means any right to acquire a Registration Share granted pursuant to the Incentive Award Plan.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 16 February 2021.

Annex 2 – Corporate changes

The following is noted:

(a)
According to the Trade Register Extract, the Issuer’s articles of association were most recently amended on 6 February 2021. I have reviewed a copy of the Deed of Amendment. I have assumed that (i) the Deed of Amendment has been validly passed and remains in force without modification, and (ii) there have been no other amendments to the Issuer’s articles of association compared to its articles of association as amended on the date referred to in the relevant Trade Register Extract.

(b)
According to the Trade Register Extract, Stephen Siegel (the “Former Director”) is, and none of Arnaud Caudoux, Pascal Colombani, Marie-Ange Debon, Alison Goligher, Didier Houssin, Arnaud Pieton, Joseph Rinaldi and Nello Uccelletti (each a “New Director”) is, a director (bestuurder) of the Issuer. I have reviewed:

(i)	a copy of a resignation letter dated 15 February 2021 from the Former Director; and

(ii)
a copy of a written resolution of the Issuer’s stated sole shareholder dated 15 February 2021 reflecting a resolution to (i) accept the resignation of the Former Director, and (ii) appoint each New Director.